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                                                                  EXHIBIT 12.0


                             BANPONCE CORPORATION
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS
                            (Dollars in thousands)

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
                                                        ---------- Year Ended December 31, ------------
                                                          1996     1995     1994      1993       1992
Income before income taxes                               256,028  206,130  175,177    132,140    100,145


Fixed charges :

  Interest expense                                       591,540  521,624  351,633    280,008    300,135
  Estimated interest component
    of net rental payments                                 7,065    6,012    5,568      4,827      4,691

  Total fixed charges including
    interest on deposits                                 598,605  527,636  357,201    284,835    304,826

  Less: Interest on deposits                             350,221  329,783  247,726    219,447    253,375

  Total fixed charges excluding
    interest on deposits                                 248,384  197,853  109,475     65,388     51,451


Income before income taxes and
  fixed charges(including interest
  on deposits)                                          $854,633 $733,766 $532,378   $416,975   $404,971

Income before income taxes and
  fixed charges(excluding interest
  on deposits)                                          $504,412 $403,983 $284,652   $197,528   $151,596

Preferred stock dividends                                  8,350    8,350 $  4,630   $    770   $    770



Ratio of earnings to fixed charges

  Including Interest on Deposits                             1.4      1.4      1.5        1.5        1.3

  Excluding Interest on Deposits                             2.0      2.0      2.6        3.0        2.9

Ratio of earnings to fixed charges & Preferred
  Stock Dividends

  Including Interest on Deposits                             1.4      1.4      1.5        1.5        1.3

  Excluding Interest on Deposits                             2.0      2.0      2.5        3.0        2.9
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